AMENDMENT NO. 1 TO

BUSINESS INCUBATION SERVICES AGREEMENT

This Amendment No. 1 (this “Amendment”), to that Business Incubation Services Agreement dated March 1, 2020 (the “Agreement”), between Incubara Capital Corp. and Bios Green Energy Solutions (formerly, Bios Green Energy Corp.) (collectively, the “Parties”) is entered as of January 19, 2024 (the “Effective Date”).

WHEREAS:

A.The Parties have previously entered into the Agreement; and

B.The Parties desire to amend the Agreement as set forth in this Amendment,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Unless otherwise defined in this Amendment, capitalized terms used but not defined shall have their respective meanings as set forth in the Agreement.

2.Section 4 of the Agreement is deleted in its entirety and replaced with the following:

“4.If the Client is a corporation, Incubara shall be entitled to have not less than one representative of Incubara (collectively, the “Incubara Representatives”) appointed to the Board of Directors of the Client and the Client agrees to take all steps within its power to ensure the Incubara Representatives remain on the Board of Directors during the currency of this Agreement.”

3.This Amendment, together with the Agreement as amended hereby, constitutes the entire agreement and understanding of the Parties with respect to those subject matters hereof and thereof, and supersedes all prior and contemporaneous negotiations, correspondence, agreements, understandings, duties and obligations with respect to the subject matters hereof.

4.Except as modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, and are hereby ratified, confirmed and approved in all respects by the Parties without any further modification.

5.This Amendment may be executed in any number of counterparts and delivered by email or facsimile, each of which shall be deemed to be an original, but all of which together shall constitute the same Amendment. Execution and delivery of this Amendment by facsimile or other electronic means shall be deemed to be, and shall have the same effect as, execution by an original signature and delivery in person.

[Signatures on the following page]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the Effective Date.

INCUBARA CAPITAL CORP.

Per:	“Geoff Watson”
Name: Title:

BIOS GREEN ENERGY SOLUTIONS INC.

Per:	“Michael Hartley”
Name: Title: